Delisting Determination, The Nasdaq Stock Market, LLC, September 20, 2024. OceanTech Acquisitions I Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of OceanTech Acquisitions I Corp., effective at the opening of the trading session on September 30, 2024.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(2).
The Company was notified of the Staff determination on July 25, 2023. On July 27, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On September 13, 20223, the Company received an additional delist determination for its failure to meet the requirements in Listing
Rule 5550(a)(3).
On October 9, 2023, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to a series of milestones.
On January 5, 2024, the Company cured the deficiency under Listing
Rule 5550(b)(2).
On January 22, 2024, based on the Company failure to meet the terms of the amended Decision, the Panel determined to delist the Company.
The Company securities were suspended on January 24, 2024.
The Company appealed the delist decision to the Nasdaq Listing and Hearing Review Council (Council). On April 18, 2024, the Council remanded the matter to the Panel and granted the Company until May 27, 2024, to complete its business combination and demonstrate compliance with the Exchange initial listing requirements. The
Council also determined that the Company securities should remain suspended.
On May 21, 2024, the Company received an additional delist determination for the Company failure to meet the requirements in Listing Rule 5250(c)(1).
On May 29, 2024, based on the Company failure to meet the terms of the remanded Council decision, the Panel determined to delist the Company. The Company did not appeal the delist decision to the Council and the Council did not call the matter for review. The Staff determination to delist the Company became final on July 15, 2024.